Exhibit 4.84
[Translated from the original Chinese version]
PURCHASE OPTION AGREEMENT
among
FORTUNE (BEIJING) SUCCESS TECHNOLOGY CO., LTD.
FORTUNE SOFTWARE (BEIJING) CO., LTD.
LINGHAI MA
and
SHENZHEN NEWLAND SECURITIES INVESTMENT AND ADVISORY CO., LTD.
OCTOBER 17, 2008
BEIJING, CHINA

PURCHASE OPTION AGREEMENT
This Purchase Option Agreement (“this Agreement”) is entered into in Beijing, People’s Republic of China (the “PRC”) on October 17, 2008 by and among:
Party A: Fortune (Beijing) Success Technology Co., Ltd.
Address: Room 623, Beijing Hangtian Jingmi Mansion, No. 30 Haidian Nanlu Road,
Haidian District, Beijing
Legal representative: Jun Wang
Party B: Fortune Software (Beijing) Co., Ltd.
Address: Room12B11, Qingyun Dangdai Plaza, No.9 Building of Mantingfangyuan Housing Estate,
Qingyunli, Haidian District, Beijing
Party A and Party B will be collectively referred to as “Option Right Holders”.
Party C: Linghai Ma (the “Shareholder”)
ID No.:210821197010201014
Party D: Shenzhen Newland Securities Investment and Advisory Co., Ltd.(the “Company”)
Address: Room 1605, 16/F, Tower B, Changxin Plaza, No. 4002 North Huaqiang Road, Futian District,
Shenzhen
Legal representative: Linghai Ma
WHEREAS,
(1) Each of the Option Right Holders is a wholly foreign invested enterprise established and validly existing in Beijing. The Option Right Holders are currently major business partners of the Company.
(2) To finance the investment by Party C in the Company, Party A and Party B have respectively entered into loan agreements (hereafter the “Loan Agreements”) with Party C on October 17, 2008, providing Party C with loans of RMB14,194,039.64 and RMB5,766,043.06, respectively.
(3) Party C and Lin Yang are the shareholders of the Company, holding 82.5% and 17.5% of the equity interest in the Company, respectively.
(4) The Shareholder of the Company hereto wishes to grant the Option Right Holders the exclusive purchase option to acquire, at any time upon satisfaction of the requirements under the PRC law, the entire or a portion of the Company’s share equity.
NOW AND THEREFORE, in accordance with the principle of sincere cooperation, mutual benefit and joint development and after friendly negotiations, the Parties hereby enter into the following agreements pursuant to the provisions of relevant laws and regulations of the PRC
ARTICLE 1. DEFINITIONS
The terms used in this Agreement shall have the meanings set forth below:
1.1 “This Agreement” means this Purchase Option Agreement and all appendices thereto, including written instruments as originally executed and as may from time to time be amended or supplemented by the parties hereto through written agreements;
1.2 “The PRC” means, for the purpose of this Agreement, the People’s Republic of China, excluding Hong Kong, Taiwan and Macao

1.3 “Date” means the year, month and day. In this Agreement, “within” or “no later than”, when used before a year, month or day, shall always include the relevant year, month or day.
ARTICLE 2. THE GRANT AND EXERCISE OF PURCHASE OPTION
2.1 The parties hereto agree that the Option Right Holders shall be granted an exclusive purchase option to acquire, at any time upon satisfaction of the requirements under applicable laws and conditions as agreed in this Agreement (including, without limitation, as under applicable laws, when the Shareholder ceases to be the Company’s director or employee, or the Shareholder attempts to transfer its share equity in the Company to any party other than the existing shareholders of the Company), the entire or a portion of the Company’s share equity owned by the Shareholder. The purchase option granted hereby shall be irrevocable during the term of this Agreement and may be exercised by the Option Right Holders or any eligible entity designated by the Option Right Holders.
2.2 Option Right Holders may exercise the aforesaid purchase option by delivering a written notice to any of the Shareholder and the Company (the “Exercise Notice”).
2.3 Within thirty (30) days of the receipt of the Exercise Notice, the Shareholder shall execute a share transfer contract and other documents (collectively, the “Transfer Documents”) necessary to effect the transfer of share equity with the Option Right Holders (or any eligible party designated by the Option Right Holders).
2.4 When applicable laws permit the exercise of the purchase option provided hereunder and the Option Right Holders elect to exercise such purchase option, the Shareholder shall unconditionally assist the Option Right Holders to obtain all approvals, permits, registrations, filings and other procedures necessary to effect the transfer of share equity.
ARTICLE 3. REPRESENTATIONS AND WARRANTIES
3.1 Each party hereto represents to the other parties that: (1) it has all the necessary rights, powers and authorizations to enter into this Agreement and perform its duties and obligations hereunder; and (2) the execution or performance of this Agreement shall not violate any significant contract or agreement to which it is a party or by which it or its assets are bounded.
3.2 The Shareholder hereto represents to the Option Right Holders that: (1) it is legally registered shareholder of the Company and have paid the Company the full amount of its portion of the Company’s registered capital required under Chinese law; (2) it has not created any mortgage, pledge, secured interests or other form of debt liabilities over the share equity held by it; and (3) it has not sold or will not sell to any third party its share equity in the Company.
3.3 The Company hereto represents to the Option Right Holders that: (1) it is a limited liability company duly registered and validly existing under the PRC law; and (2) its business operations are in compliance with applicable laws of the PRC in all material respect.
ARTICLE 4. EXERCISE PRICE
When it is permitted by applicable laws, the Option Right Holders (or any eligible party designated by the Option Right Holders) shall have the right to acquire, at any time, the share equity in the Company owned by the Shareholder, at a price equal to the sum of the principles of the loans from the Option Right Holders to the Shareholder under the Loan Agreements. If the Option Right Holders (or any eligible party designated by the Option Right Holders) elect to purchase a portion of the Company’s share equity, the exercise price for such purpose shall be adjusted accordingly based on the percentage of such share equity to be purchased over the total share equity. When the Option Right Holders (or a qualified entity designated by the Option Right Holders) are to acquire all or a portion of the Company’s equity share from the Shareholder pursuant to this Agreement, the Option Right Holders have the right to substitute the principle amounts the Shareholder owes them under the Loan Agreements for the purchase prices payable to the

Shareholder. When acquiring share equity from the Shareholder pursuant to this Agreement, the Option Right Holders shall pay an actual exercise price based on the exercise price under applicable Chinese laws or requirements of relevant authorities, if the exercise price under applicable laws or requirements of relevant authorities is higher than the exercise price under this Agreement.
ARTICLE 5. COVENANTS
The Parties further agree as follows:
5.1 Before the Option Right Holders (or any eligible party designated by the Option Right Holders) have acquired all the equity of the Company by exercising the purchase option provided hereunder, the Company shall not:
5.1.1 sell, assign, mortgage or otherwise dispose of, or create any encumbrance on, any of its assets, operations or any legal or beneficiary interests with respect to its revenues (unless such sale, assignment, mortgage, disposal or encumbrance is relating to its daily operation or has been disclosed to and agreed by the Option Right Holders in writing);
5.1.2 enter into any transaction which may materially affect its assets, liability, operation, equity or other legal rights (unless such transaction is relating to its daily operation or has been disclosed to and agreed by the Option Right Holders in writing); and
5.1.3 distribute any dividend to its shareholders in any manner.
5.2 Before the Option Right Holders (or any eligible party designated by the Option Right Holders) have acquired all the equity of the Company by exercising the purchase option provided hereunder, the Shareholder shall not:
5.2.1 supplement, alter or amend the articles of association of the Company in any manner to the extent that such supplement, alteration or amendment may have a material effect on the Company’s assets, liability, operation, equity or other legal rights (except for pro rata increase of registered capital mandated by applicable laws);
5.2.2 cause the Company enter into any transaction to the extent such transaction may have a material effect on the Company’s assets, liability, operation, equity or other legal rights (unless such transaction is relating to the Company’s daily operation or has been disclosed to and agreed by the Option Right Holders in writing); and
5.2.3 cause the Company’s board of directors adopt any resolution on distributing dividends to its shareholders.
5.3 After the execution of this Agreement, the Shareholder (the “Principal”) shall execute and deliver a proxy to the agents (the “Agents”) to the satisfaction of the Option Right Holders to grant the Agents all voting rights as shareholders of the Company, including without limitations the right to appoint and elect the Company’s directors, general manager and other senior officers in the Company’s shareholders meetings. The initial term of such proxies shall be twenty (20) years, and the initial term shall be renewed automatically upon expiry of the proxies unless the Option Right Holders notify the Principal in writing thirty (30) days prior to the expiry date to terminate the proxies. Such proxies shall be based on the conditions that the Agents are Chinese citizens employed by the Option Right Holders and shall be subject to the Option Right Holders’ consent. Once the Agents cease to be employed by the Option Right Holders or the Option Right Holders deliver a written notice to the Principal requesting the proxies to be terminated, the Principal shall revoke the relevant proxy immediately and grant the same rights as provided in the proxies to other PRC citizens employed and designed by the Option Right Holders. The Agents have agreed to act with due care and diligence in exercising their rights under the proxies and indemnify and keep the Principal harmless from any loss or damages caused by any action in connection with exercise of their rights under the proxies (unless any loss or damage is caused by the Principal’s own intentional or material negligent actions).
5.4 The Shareholder shall, to the extent permitted by applicable laws, cause the Company’s operational term to be extended to equal the operational term of the Option Right Holders.
5.5 The Option Right Holders shall provide or arrange other parties to provide financings to the Company to the extent the Company needs such financing to finance its operation. In the event that the Company is unable to repay such financing due to its losses, the Option Right Holders shall waive or cause the relevant parties to waive all recourse against the Company with respect to such financing.
5.6 To the extent the Shareholder are subject to any legal or economic liabilities to any institution or individual other than the Option Right Holders as a result of performing its obligations under this Agreement or any other agreements between it and the Option Right Holders, the Option Right Holders shall provide all support necessary to enable the Shareholder to duly perform its obligations under this Agreement and any other agreements and to hold the Shareholder harmless against any loss or damage caused by its performance of obligations under such agreements.
ARTICLE 6. CONFIDENTIALITY
Each party shall keep confidential all the content of this Agreement. Without the prior consent of all Parties, no party shall disclose any content of this Agreement to any other party or make any public announcements with respect to any content of this Agreement. Notwithstanding the forgoing provisions of this Article 6, the following disclosure shall be permitted: (i) disclosure made pursuant to any applicable laws or any rules of any stock exchange; (ii) disclosure of information which has become public information other than due to any breach by the disclosing party; (iii) disclosure to any party’s shareholders, legal counsel, accountants, financial advisors or other professional advisors, or (iv) disclosure to any potential purchasers of a party or its shareholders’ equity/assets, its other investors, debts or equity financing providers, provided that the receiving party of confidential information has agreed to keep the relevant information confidential (such disclosure shall be subject to the consent of Option Right Holders in the event that the Option Right Holders are not the potential purchasers).
ARTICLE 7. APPLICABLE LAW AND EVENTS OF DEFAULT
7.1 The execution, effectiveness, interpretation, performance and dispute resolution of this Agreement shall be governed by the laws of the PRC.
7.2 Any violation of any provision hereof, incomplete performance of any obligation provided hereunder, any misrepresentation made hereunder, material concealment or omission of any material fact or failure to perform any covenants provided hereunder by any party shall constitute an event of default. The defaulting party shall assume all the legal liabilities pursuant to the applicable laws.
ARTICLE 8. DISPUTE RESOLUTION
8.1 Any dispute arising from the performance of this Agreement shall be first subject to the parties’ friendly consultations. In the event any dispute cannot be solved by friendly consultations, the relevant dispute shall be submitted for arbitration;
8.2 The arbitration shall be administered by the Beijing branch of China International Economic and Trade Arbitration Commission in accordance with the then effective arbitration rules of the Commission.
8.3 The arbitration award shall be final and binding on the parties. The costs of the arbitration (including but not limited to arbitration fee and attorney fee) shall be borne by the losing party, unless the arbitration award stipulates otherwise.
ARTICLE 9. EFFECTIVENESS

This Agreement shall be effective upon the execution hereof by all parties hereto and shall remain effective thereafter.
This Agreement may not be terminated without the unanimous consent of all the parties except the Option Right Holders may, by giving a thirty (30) days prior notice to the other parties hereto, terminate this Agreement.
ARTICLE 10. AMENDMENT
All parties hereto shall fulfill their respective obligations hereunder. No amendment to this Agreement shall be effective unless such amendment has been made in writing, agreed by all of the parties and Option Right Holders and the Company have obtained necessary authorization and approvals with respect to such amendment.
ARTICLE 11. COUNTERPARTS
This Agreement is executed in four (4) counterparts. Each party shall hold one counterpart.
ARTICLE 12. MISCELLANEOUS
12.1 The title and headings contained in this Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.
12.2 The parties may enter into supplementary agreements to address any issue not covered by this Agreement. The supplementary agreements so entered shall be an appendix hereto and shall have the same legal effect as this Agreement.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[Execution page only]
Party A: Fortune (Beijing) Success Technology Co., Ltd.
Seal:
Authorized Representative
(Signature):
Party B: Fortune Software (Beijing) Co., Ltd.
Seal:
Authorized Representative
(Signature):
Party C: Linghai Ma
(Signature):
Party D: Shenzhen Newland Securities and Advisory Co., Ltd.
Seal:
Authorized Representative
(Signature):